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                                                                EXHIBIT 12(A)(1)


                  THE CLEVELAND ELECTRIC ILLUMINATING COMPANY


 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED AND PREFERENCE
                                   DIVIDENDS


                             (Thousands of Dollars)

     Statement Setting Forth Computations Showing Satisfaction of the Requirements Specified in Regulation S-K, Item 503(d):


                                                        YEAR ENDED DECEMBER 31,                     9 MONTHS     9 MONTHS
                                       ---------------------------------------------------------      ENDED        ENDED
                                         1989        1990        1991        1992        1993        9/30/93      9/30/94
                                       --------    --------    --------    --------    ---------    ---------    ---------
Consolidated Net Income (Loss).......  $250,219    $242,328    $246,158    $204,939    $(587,147)   $102,070     $150,662
Add
  Federal Income Taxes Expense.......   140,974      95,500     130,135      94,627     (247,966)     42,564       70,329
  Interest (a).......................   264,373     275,169     264,072     253,042      252,479     186,068      189,696
  Provision for Interest Element of
    Rentals (b)......................    83,507      83,215      83,370      81,948       81,131      60,770       59,531
                                       --------    --------    --------    --------    ---------    ---------    ---------
         Total Earnings..............  $739,073    $696,212    $723,735    $634,556    $(501,503)   $391,472     $470,218
                                       =========   =========   =========   =========   =========    ==========   ==========
Fixed Charges
  Interest (a).......................  $264,373    $275,169    $264,072    $253,042    $ 252,479    $186,068     $189,696
  Provision for Interest Element of
    Rentals (b)......................    83,507      83,215      83,370      81,948       81,131      60,770       59,531
                                       --------    --------    --------    --------    ---------    ---------    ---------
Total Fixed Charges..................   347,880     358,384     347,442     334,990      333,610     246,838      249,227
                                       --------    --------    --------    --------    ---------    ---------    ---------
Dividend Requirements................    40,227      36,682      35,857      40,538       44,650      32,862       34,197
100% -- Effective Tax Rate...........     63.96%      71.73%      65.42%      68.41%       70.31%      70.57 %      68.18 %
                                       --------    --------    --------    --------    ---------    ---------    ---------
Dividend Factor......................    62,894      51,139      54,810      59,257       63,504      46,567       50,157
                                       --------    --------    --------    --------    ---------    ---------    ---------
Total Fixed Charges and Preferred and
  Preference Dividends...............  $410,774    $409,523    $402,252    $394,247    $ 397,114    $293,405     $299,384
                                       =========   =========   =========   =========   =========    ==========   ==========
Ratio of Earnings to Fixed Charges
  and Preferred and Preference
  Dividends..........................      1.80        1.70        1.80        1.61        (1.26)       1.33         1.57
                                       =========   =========   =========   =========   =========    ==========   ==========


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(a) Includes interest on first mortgage bonds, bank loans, commercial paper, pollution control notes, and other interest included in operation expenses; amortization of net premium, discount and expense on debt; and capitalized interest on nuclear fuel lease obligations.

(b) Includes the interest component of Bruce Mansfield sale and leaseback rentals, leased nuclear fuel in the reactor, and other miscellaneous rentals.